Exhibit 99.2
                                                 Form of Letter to Shareholders


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                              [COLONIAL LETTERHEAD]



                                          November 2, 1998


Dear Fellow Shareholder:

            Your Board of Trustees is pleased to announce that it adopted a Shareholder Rights Plan on October 22, 1998 to further protect your rights and investment in Colonial Properties Trust. The Plan is designed to protect all shareholders of the Company against hostile acquirors who may seek to take advantage of the Company and its shareholders through coercive or unfair tactics aimed at gaining control of the Company without paying all shareholders of the Company a full and fair price. As part of this Plan, the Company has authorized and declared a special distribution of "rights" on its outstanding common shares of beneficial interest. The enclosed summary description describes the principal features of the Plan, including the terms of the rights. I urge you to read the summary carefully and keep it with your share records as it contains important information.

            The rights are not intended to prevent a fair and equitable takeover of the Company and will not do so. However, the rights should discourage any effort to acquire the Company in a manner or on terms not approved by the Board of Trustees. The rights are designed to deal with the serious problem of a potential acquiror using coercive or unfair tactics to deprive the Company's Board of Trustees of any real opportunity to determine the future of the Company and to realize the value of your investment in the Company.

            The distribution of rights will not in any way alter the financial strength of the Company or interfere with its business plans. The distribution will not change the way in which you can currently trade the Company's shares and will not be dilutive or affect reported per share results. While the distribution of the rights will not be taxable either to you or to the Company, shareholders may, depending on their individual circumstances, recognize taxable income should the rights become exercisable. As explained in further detail in the enclosed summary, the rights will only become exercisable if certain events occur. You do not need to take any current action with respect to your shares.

            More than 1,700 publicly-traded companies, including over 60 real estate investment trusts, have also adopted rights plans similar to the Plan adopted by the Board of Trustees. The Board of Trustees is aware that some argue that rights plans deter legitimate acquisition proposals. The Board of Trustees carefully considered these arguments and concluded that they are speculative and do not justify denying shareholders the protection which the rights afford against abusive takeover tactics.

            Our overriding objective is to preserve the Company's value for all shareholders. In declaring the rights distribution, your Board of Trustees has expressed its confidence in the Company's future and its determination that you be given every opportunity to participate fully in that future.


                                Very truly yours,



                                Thomas H. Lowder
                       Chairman of the Board of Trustees,
                      President and Chief Executive Officer